UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

BOINGO WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to: Ilan Lovinsky, Esq. Ryan Gunderson, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Rd., Suite 200 San Diego, CA 92130 (858) 436-8000

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On April 28, 2016, Boingo Wireless, Inc., a Delaware corporation (“Boingo” or the “Company”), mailed its definitive proxy statement, which was filed with the Securities and Exchange Commission on April 28, 2016 (the “Boingo Proxy Statement”), to stockholders.  Boingo included a letter to stockholders in its mailing (included below) in connection with its solicitation of proxies to be used at the Company’s 2016 Annual Meeting of Stockholders to be held on June 9, 2016 at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California, 90024 and at any and all adjournments, postponements or reschedulings thereof (the “2016 Annual Meeting”).

Letter to Stockholders Dated April 28, 2016

Included below is Boingo’s letter to stockholders, dated April 28, 2016, which encourages stockholders to vote the WHITE proxy card provided by Boingo’s Board of Directors (the “Board”).  In the letter, Boingo provided information about its highly qualified and very experienced nominees, and encouraged Boingo stockholders to vote for the Board’s nominees and reject the nominees presented by four individual stockholders, together with a new hedge fund affiliated with two of the stockholders, Ides Capital (collectively, the “Ides Group”).

Important Additional Information And Where To Find It

In connection with its solicitation of proxies for the 2016 Annual Meeting of Stockholders, Boingo has filed with the SEC and mailed to stockholders the Boingo Proxy Statement, together with a WHITE proxy card. Boingo, its directors and its executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation. To the extent holdings of Boingo’s securities change from the amounts shown in the Boingo Proxy Statement, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY BOINGO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may be able to obtain an additional copy of the Boingo Proxy Statement, any amendments or supplements thereto, the accompanying WHITE proxy card, and other documents filed by Boingo with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.boingo.com, by writing to the Company’s Corporate Secretary at Boingo Wireless, 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, or by calling the Company’s Corporate Secretary at (310) 586-5180.

April 28, 2016

Dear Fellow Stockholder,

Boingo’s Board of Directors and management team are delivering high growth and high value for our stockholders. We are now solidly executing against this strategic business plan: leveraging the exploding growth of mobile data by investing in high-density wireless networks, and then monetizing those networks through innovative products. As a result, we believe 2015 was our best year ever as we continued to capitalize on the mobile data explosion and broader network densification trends. With proven leadership and strategies in place, we are confident that Boingo is well-positioned to build on this momentum and further enhance stockholder value.

At Boingo’s upcoming 2016 Annual Meeting of Stockholders, which will be held on June 9, 2016, you will be asked to make an important decision regarding the composition of Boingo’s Board that could impact both our ability to continue to implement our strategic plan and the future of your investment in Boingo. Your Board and management team have established a track record of identifying and capitalizing on value-enhancing opportunities and listening to stockholders. Despite this record, four individuals whose collective beneficial ownership totals just 153,577 shares, or approximately 0.4% of the outstanding shares of Boingo, together with Ides Capital (collectively, the “Ides Group”), are waging a proxy contest to replace two highly qualified Boingo directors with their hand-picked nominees. It is important to note that Ides Capital, which is a new hedge fund affiliated with two of the individuals in the Ides Group, owns none of the Ides Group’s shares of Boingo’s common stock, and therefore cannot vote at the Annual Meeting.

The Ides Group is now seeking to secure 33% control of your company through the election of its two director nominees, despite owning significantly less than 1% of Boingo’s common stock and having no plan for the Company. We urge you to reject the Ides Group’s efforts and the risks we believe they will pose to the progress we are making. Please vote on the enclosed WHITE proxy card today.

To elect the Boingo Board of Directors’ nominees, we encourage you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

BOINGO IS POISED TO REALIZE THE BENEFITS OF ITS STRATEGIC PLAN

AND LEVERAGE ITS MARKET LEADERSHIP POSITION

Since our founding in 2001, Boingo has built a thriving business, becoming a leader in the wireless connectivity market. As market dynamics and opportunities have changed, the Board and management team have taken action to transform the Company and to adopt a strategic business plan designed to deliver high growth and high value for our stockholders. This includes leveraging the exploding growth of mobile data by investing in high-density wireless networks, and monetizing those networks through innovative products. During the last three years, we have invested heavily in building out our high-density networks including distributed antenna systems (“DAS”) and Wi-Fi networks.

Supported by our growth drivers, including DAS, Military Broadband and Carrier Offload, we believe Boingo is well-positioned to capitalize on the industry trend of mobile data growth and the resulting network densification.

Fiscal Year 2015 was characterized by record annual revenue and double-digit year-over-year growth, and we look forward to continuing that momentum in 2016. Our Board and management team are focused on profitable growth and delivering value to stockholders. Highlights of the Company’s performance in 2015 included:

•                  Delivering strong year-over-year revenue growth of 17% and a 46% year-over-year increase in Adjusted EBITDA;

•                  Consuming free cash flows of $4.5 million, compared to $49.7 million in 2014, and an expected return to positive free cash flow in the second half of 2016;

•                  Investing over $100 million primarily in network assets, which are expected to generate significant recurring cash flows for years to come;

•                  Delivering the second straight year of double digit revenue growth and increasing Adjusted EBITDA profitability; and

•                  Signing 57 DAS carrier contracts, an increase of 500% over the total dollar value of DAS carrier contracts signed in 2014, representing the largest year for DAS carrier sales in the Company’s history.

In addition, Boingo was named “Best Wi-Fi Service” for the sixth time by Global Traveler Magazine, and “Best Wi-Fi Network Operator” and “Best Wi-Fi Service for Vertical Markets (Military)” for the first time at the Wireless Broadband Alliance (WBA) 2015 Wi-Fi Industry Awards.

While 2015 was an incredible year of progress for Boingo, we continue to believe that the benefits of our strategy to evolve and grow our business are just beginning to be realized, and the continued execution of our strategic plan will deliver even greater value going forward.

BOINGO’S STRONG, EXPERIENCED BOARD AND SKILLED MANAGEMENT TEAM ARE COMMITTED TO THE COMPANY’S SUCCESS

Boingo has an experienced Board that has been actively involved in overseeing the Company’s growth and success and is committed to delivering sustainable value creation.

Your Board is comprised of six highly qualified directors, five of whom are independent and all of whom possess significant industry and executive leadership experience, having overseen periods of growth at other companies. The Board has an average independent director tenure of approximately 3.5 years, with four independent directors joining after Boingo’s 2011 IPO and all committees comprised solely of independent directors. The Board regularly holds executive sessions without management present, and is engaged with a record of strong participation and attendance. Your Board and management team continue to exhibit a culture of transparency, accountability and diversity as evidenced by our active engagement with, and responsiveness to, our stockholders.

We continually assess our Board composition to ensure we have the right experience and skills necessary to help guide and oversee the Company and its strategic business plan. As such, our Board has evolved over the years to align with our business’ changing needs. Your highly qualified directors, Charles Boesenberg, Chuck Davis, Mike Finley, David Hagan, Terrell

Jones, and Lance Rosenzweig, bring a breadth of perspectives and diverse skills, including significant senior executive experience and financial and operational expertise across the technology, internet, e-commerce and telecommunications industries. Each director is focused on overseeing the successful execution of the Company’s strategy, and delivering value-enhancing growth and superior returns to all stockholders.

To the contrary, the Ides Group has not presented any plan to create value for Boingo stockholders.

REPLACING BOINGO’S DIRECTORS AT THIS CRITICAL TIME
COULD DISRUPT THE COMPANY’S PROGRESS

The two independent directors whom the Ides Group is seeking to replace are critical to overseeing the execution of the Company’s long-term strategy. These directors bring critical experience to the Boingo Board and were selected based on their excellent backgrounds and vision for the Company’s future:

•                  Charles Boesenberg, Lead Independent Director, has served as a member of Boingo’s Board of Directors since March 2011. He is a financial expert and Chair of the Audit Committee. He was selected for this role based on his extensive experience serving on the Boards of Directors of other public companies, including experience dealing with corporate governance matters, and his more than 30 years of executive management experience leading and growing technology and telecommunications companies. From 2002 to 2006, Mr. Boesenberg served as the President and Chief Executive Officer at NetIQ Corporation. Mr. Boesenberg also served as the Chairman of the Board of Directors at NetIQ from 2002 to 2006. In addition to his leadership experience at NetIQ, Mr. Boesenberg has served on numerous public company boards, including as a director of Interwoven, Inc. from July 2006 until its sale to Autonomy Corporation in March 2009, as a director of Ancestry.com Inc. from July 2006 until its sale to a private equity group in December 2012, as a director of Keynote Systems, Inc. from September 2006 until its sale to Thoma Bravo, LLC in August 2013, and as a director of Websense, Inc. from January 2013 until its sale to Vista Equity Partners in June 2013. He has extensive experience serving on the Boards of Directors of public companies and in guiding Boards of Directors and public companies through successful corporate exits.

•                  Terrell Jones was elected to Boingo’s Board of Directors in June 2013. Since his election, Boingo has benefited greatly from his more than 20 years of leadership experience in the internet and ecommerce industries. Mr. Jones is currently the managing principal of Essential Ideas, which helps companies transition to the digital economy. He also serves on the Boards of Rearden Commerce, Smart Destinations, Inc., and Luxury Link. Mr. Jones founded Travelocity.com in 1996 and served as the Company’s President and CEO from its founding until its acquisition by Sabre in 2002 and served as Chairman of Kayak.com, from its founding in 2005 until its acquisition by The Priceline Group in 2013. Mr. Jones also served on various other public company boards, including as a board and audit committee member of Entrust, an internet service provider, from 1998 until 2004; board and audit committee member of La Quinta Corp, a hotel company, from 2004 until its sale to the Blackstone Group in January 2006; board and audit committee member of EarthLink, an internet services provider, from 2003 to 2011; and board member of Overture Services, an internet search company, from 2002 until its sale to Yahoo! in October 2003. He has guided four public companies through exits either as a Board Member or Chief Executive Officer.

Messrs. Bosenberg and Jones also both have extensive business decision-making experience, and possess experience in corporate development and M&A, operations, strategic development and governance.

We believe your investment in Boingo will be better served by allowing your Board to continue to deliver higher growth and higher value by executing on Boingo’s strategic business plan. As you consider this important election, it is critical to remember that:

•                  Your Board and management team have a proven track record of success;

•                  The ongoing execution of our strategic initiatives will continue to drive value, both today and over the long term;

•                  The Board’s nominees are critical to overseeing the execution of the Company’s strategic business plan; and

•                  The Board’s nominees are well qualified, actively engaged in overseeing Boingo’s business and fulfill all of the essential requirements for effective governance of a technology and telecommunications company.

In contrast, the Ides Group, which has only held its 0.4% stake for a short time and whose actions evidence a self-interested agenda, is asking you to support its two hand-picked nominees, which your Board believes will put your investment in Boingo at risk.

YOUR BOARD IS COMMITTED TO STRONG CORPORATE GOVERNANCE

Boingo is dedicated to being open and transparent and maintaining the highest level of integrity in all its actions, business dealings and interactions with other companies and individuals.

The Board evaluates its governance policies on an ongoing basis in order to ensure they are aligned with industry best practices and the Company’s stage of development. Over the past two years, Boingo has taken significant actions to enhance corporate governance, including establishing the role of Lead Independent Director with clear powers and authority, including having the responsibility to call special meetings of the independent directors and chairing all meetings of the independent directors.

This commitment is also evidenced by our active engagement with stockholders and the numerous actions we have taken in recent months in direct response to stockholder feedback, including:

•                  Ongoing board refreshment;

•                  Adopting majority voting standards in uncontested elections;

•                  Adopting stock ownership guidelines;

•                  Continuing our anti-hedging policies; and

•                  Not implementing a shareholder rights plan.

These actions reflect your Board’s commitment to maintaining and further strengthening Boingo’s corporate governance and compensation practices, as well as its openness to implementing valuable feedback received in dialogue with our stockholders.

Along these lines, the Company has committed to seeking approval at the 2017 Annual Meeting of Stockholders to begin the declassification of the Boingo Board of Directors so that all directors are elected annually instead of electing only a third each year.

In addition, on an annual basis, the Board evaluates its membership to determine whether its performance could be enhanced by considering nominees with talents, experience and backgrounds that can broaden those offered by the existing Board members. As part of its ongoing enhancement efforts, the Board is actively looking to expand and diversify by adding one additional independent director who the Board believes would bring valuable, fresh perspectives. Only after meeting and interviewing a candidate, in accordance with Company’s standard nominating process, would a new director candidate be considered for appointment to the Board. Our board refreshment efforts have been communicated to a number of our stockholders, including those stockholders affiliated with the Ides Group.

BOINGO HAS ALSO MADE CHANGES TO EXECUTIVE COMPENSATION AND INCENTIVE PROGRAMS IN RESPONSE TO STOCKHOLDER FEEDBACK

Boingo’s Compensation Committee is committed to ensuring that the Company provides its executive officers with total compensation in line with its peers and recognized best practices. In furtherance of these goals, the Compensation Committee engages with and seeks input from investors on our executive compensation practices. Based on the input it received, the Compensation Committee implemented a number of significant actions in fiscal 2016 to ensure that our executive compensation and incentive programs are in the best interests of all stockholders. Compensation enhancements include:

•                  Moving to 50% performance-based equity grants in 2016, up from 33% in 2015;

•                  Adding a second metric for performance-based-equity grants that includes profitability;

•                  Lengthening the performance measurement period from one to two years; and

•                  Putting in place additional measures to decrease the frequency of public market sales by our CEO and CFO.

The Compensation Committee made these changes for fiscal 2016 even though more than 94% of the votes cast on the Say-on-Pay proposal at the 2015 annual meeting were voted in favor of the compensation of our named executive officers.

The Company has received positive feedback from its stockholders on these changes and will continue to engage with stockholders on these important matters.

YOUR BOARD HAS MADE EVERY REASONABLE EFFORT TO AVOID A PROXY CONTEST BY ENGAGING WITH THE IDES GROUP AND ATTEMPTING TO ACHIEVE A MUTUALLY AGREEABLE OUTCOME

Your Board and management team strive to maintain an open dialogue with all stockholders. Despite the limited size and relatively recent acquisition of the Ides Group’s stake, which we believe is highly disproportionate to its demands, over the past two months we have held numerous discussions with the Ides Group in the interest of achieving a mutually agreeable outcome that would avoid a potentially costly and protracted proxy contest. As the Boingo Board has noted, it is open to considering candidates that meet its basic criteria for Board membership and will carefully review any proposed nominations in line with its stated nominating process.

Boingo repeatedly informed the Ides Group that the Boingo Board had already determined to increase the size of the Board by one member, and that the Board was willing to include the Ides Group’s nominees in this ongoing process along with other nominees recommended by Boingo’s stockholders. The Board also conveyed its willingness to include the Ides Group in the process of choosing a candidate to add to the Board. However, the Ides Group has refused to engage in the Board’s ongoing process.

THE IDES GROUP’S REFUSAL TO PARTICIPATE IN A STANDARD NOMINATION

PROCESS AND EVER-EVOLVING LIST OF DEMANDS DEMONSTRATES A LACK OF UNDERSTANDING OF CORPORATE GOVERNANCE BEST PRACTICES

Boingo has attempted multiple times to schedule interviews between the Ides Group’s nominees and the members of our Nominating Committee, and the Ides Group has continually — and inexplicably — refused to facilitate any meetings with its candidates. Instead, the Ides Group insisted that Boingo nominate its directors for election at the 2016 Annual Meeting without allowing us the opportunity to interview them — even briefly or over the phone. We found this request perplexing as we believe that appointing a director without first interviewing them is directly at odds with corporate governance best practices and our fiduciary duties. We believe these actions prove that the Ides Group’s public statements about corporate governance are merely hollow rhetoric and it is apparently determined to force us into this proxy contest to satisfy its own agenda.

These inconsistencies also demonstrate that the Ides Group is only interested in citing corporate governance best practices when they fit its agenda. Further, we believe that the Ides Group’s agenda is not aligned with the best interests of stockholders and that the Ides Group’s demands pose a significant risk to Boingo’s future success.

Stockholders should ask themselves whether the Ides Group is truly seeking to enhance the value of its investment in Boingo. On the contrary, we believe the Ides Group is risking stockholder value creation by disrupting Boingo’s successful transformation.

PROTECT THE VALUE OF YOUR INVESTMENT IN BOINGO:

VOTE THE WHITE PROXY CARD TODAY

The Board has a proven track record of driving growth and taking decisive action to ensure the long-term success of the Company. Your Board and management team are active, engaged and on track to implement the Company’s strategic business plan aimed at delivering higher growth, increased profitability and enhanced stockholder value.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Boingo by voting the WHITE proxy card. Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any gold (or any other color) proxy card sent to you by the Ides Group.

DO NOT GIVE BOARD REPRESENTATION TO A HEDGE FUND GROUP THAT HAS LITTLE TO NO OWNERSHIP STAKE IN BOINGO AND HAS NOT PRESENTED A PLAN TO DELIVER VALUE TO STOCKHOLDERS

Together with our management team, our Board has played an important role in the successful development and execution of our strategic business plan. We strongly believe that we have the right Board and right strategy in place to shape the future of Boingo as we continue to build value for you, our stockholders.

This is a critical moment in Boingo’s history and I hope we can count on your support. For all the reasons outlined, we encourage you to vote on the WHITE proxy card and “FOR” all Boingo nominees.

Sincerely,

David Hagan
Chairman & Chief Executive Officer

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Cautionary Statement Regarding Forward-Looking Statements

This letter contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include, among other statements, any statements regarding Boingo’s strategic plans and operating results and the effectiveness of Boingo’s Board in overseeing the execution of Boingo’s strategic plans. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to maintain our existing and establish new relationships with venue partners, particularly key airport venue partners and military bases, our ability to maintain revenue growth and achieve profitability, our ability to execute on our strategic and business plans, our ability to successfully compete with new technologies and adapt to changes in the wireless industry, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2015 filed with the SEC on March 11, 2016. Any forward-looking statement made by Boingo in this letter speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Important Additional Information And Where To Find It

In connection with its solicitation of proxies for the 2016 Annual Meeting of Stockholders, Boingo Wireless, Inc. has filed with the SEC and mailed to stockholders a definitive proxy statement dated April 28, 2016 together with a WHITE proxy card. Boingo, its directors and its executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY BOINGO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may be able to obtain an additional copy of Definitive Proxy Statement, any amendments or supplements thereto, the accompanying WHITE proxy card, and other documents filed by Boingo with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.boingo.com, by writing to the Company’s Corporate Secretary at Boingo Wireless, 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, or by calling the Company’s Corporate Secretary at (310) 586-5180.